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                                                                EXHIBIT 10.5(a)

                          INTERIM EMPLOYMENT AGREEMENT

                  INTERIM EMPLOYMENT AGREEMENT, dated as of May 18, 1999 (the "Commencement Date") by and between U.S. Industries, Inc., a Delaware corporation, with its principal United States office at 101 Wood Avenue South, Iselin, New Jersey 08830, (the "Company") and John G. Raos, residing at 16 Castle Hill Way, Stuart, Florida 34966 ("Executive").

                              W I T N E S S E T H:

                  WHEREAS, Executive is currently employed as the President and Chief Operating Officer of the Company pursuant to an employment agreement dated February 22, 1995 (the "Old Employment Agreement");

                  WHEREAS, the Company intends to transfer all or a part of the assets constituting USI's diversified segment (the "Diversified Segment"), and other assets of the Company (such assets collectively "USI Diversified") to a newly constituted wholly owned subsidiary of the Company ("Newco") and to spinoff Newco to the shareholders of the Company (a spinoff of Newco including at a minimum Bearing Inspection, Inc., Atech Turbine Components, Inc., Huron Inc. and Rexair Inc. with Executive as Chairman and Chief Executive Officer of Newco is referred to herein as the "Spinoff");

                  WHEREAS, the Company and Executive desire to enter into this agreement (this "Agreement") as to the terms of his employment by the Company, between the dates hereof and the Spinoff or the earlier termination of Executive's employment as provided herein and to hereby supersede and replace the Old Employment Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:






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                  1. Term of Employment. Except for earlier termination as
provided in Section 7 hereof, Executive's employment under this Agreement shall be for a term (the "Employment Term") commencing on the Commencement Date and terminating on the earliest to occur of the events specified in Section 7(a) hereof.

                  2. Positions. (a) As of the Commencement Date, Executive shall serve as President and Chief Operating Officer of the Company. It is the intention of the parties that during the Employment Term, Executive shall also serve on the Board of Directors of the Company (the "Board") without additional compensation. Executive shall also serve, if requested by the Board, as an executive officer and director of subsidiaries and a director of associated companies of the Company and shall comply with the policy of the Compensation Committee of the Company's Board (the "Compensation Committee") with regard to retention or forfeiture of the director's fees. Effective September 15, 1999, the Executive shall cease to be, and hereby resigns as, President and Chief Operating Officer of the Company, but shall continue as a director and employee of the Company for the remainder of the Employment Term. Executive shall be elected Chairman and Chief Executive Officer of Newco on or before the Spinoff.

                  (b) Executive shall report directly to the Board or the Chief Executive Officer of the Company and shall have such duties and authority, consistent with his then position, as shall be determined from time to time by the Board or the Chief Executive Officer of the Company provided that it is recognized that Executive's primary responsibilities during the Employment Term shall be with regard to the Spinoff.

                  (c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his personal financial and legal affairs and to serve on corporate, civic, or charitable boards or committees. Notwithstanding the foregoing, the

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Executive shall not serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to the Company.

                  3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $500,000. Base salary shall be payable in accordance with the usual payroll practices of the Company. Executive's Base Salary shall be subject to annual review by the Board or the Compensation Committee during the Employment Term and may be increased, but not decreased, from time to time by the Board or the Compensation Committee, except that, prior to a Change in Control, as defined in Section 10 hereof, it may be decreased proportionately in connection with an across the board decrease applying to all senior executives of the Company. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement; provided, however, for purposes of calculating amounts payable upon termination of Executive's employment hereunder "Base Salary" shall be deemed to be the Base Salary immediately prior to any decrease thereof in connection with an across the board decrease.

                  4. Incentive Compensation. (a) Bonus. For each fiscal year or portion thereof during the Employment Term, Executive shall continue to participate in an incentive pay plan of the Company substantially similar to that in effect immediately prior the Commencement Date that provides an annualized cash target bonus opportunity equal to at least 100% of Base Salary.

                  (b) Restricted Stock. The Company shall recommend to the Compensation Committee that, to the extent it has not already done so during May 1999, at its next meeting it award Executive, subject to his execution of a Restricted Stock Agreement in the form customarily used by the Company for other grants, 20,000 shares of restricted Company common stock ("Restricted Stock"), which shall vest on such terms and conditions as set by the Compensation Committee but which will in any event vest or be forfeited as provided in
Section 8 hereof and will vest upon a Change in Control.

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                  (c) Other Compensation. The Company may, upon recommendation of the Compensation Committee, award to the Executive such other bonuses and compensation as it deems appropriate and reasonable. Notwithstanding anything else herein, other than the Restricted Stock provided for in Section 4(b) above, the Company shall not be obligated to grant or recommend any other equity awards for Executive during the Employment Term.

                  5. Employee Benefits and Vacation. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites maintained by the Company from time to time for the benefit of the senior executives of the Company in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive). Executive shall be entitled to (i) coverage and benefits at least equal in the aggregate to the benefits provided under the benefit plans and programs, including, without limitation, any life insurance, medical insurance, disability, pension, savings, incentive, retirement and other plans and programs, of the Company applicable to Executive immediately prior to the Commencement Date and (ii) fringe benefits and perquisites of at least equal value to those provided by the Company to the Executive immediately prior to the Commencement Date.

                  (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

                  6. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

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                  7. Termination. (a) The employment of Executive under this
Agreement shall terminate upon the occurrence of the earliest of the following events:

                              (i)   the death of the Executive;

                             (ii) the termination of the Executive's employment
                  by the Company due to the Executive's Disability pursuant to
                  Section 7(b) hereof;

                            (iii) the termination of the Executive's employment
                  by the Executive for Good Reason pursuant to Section 7(c) hereof;

                             (iv) the termination of the Executive's employment
                  by the Company without Cause;

                              (v) the termination of employment by the Executive
                  without Good Reason upon sixty (60) days prior written notice;

                             (vi) the termination of employment by the Executive
                  with or without Good Reason during the period running from the date of a Change in Control to twenty-four (24) months after the date of such Change in Control (the "Change in Control Protection Period"), provided that the foregoing commencement date of such right to terminate employment pursuant to this
                  Section 7(a)(vi) shall be delayed until six (6) months after the Change in Control if simultaneous with the Change in Control the Company or the person or entity triggering the Change in Control delivers to the Executive an irrevocable direct pay letter of credit with regard to the amounts under
                  Section 8(c)(A)(i) and (ii) and satisfying the requirements of
                  Section 7(g) hereof (and further provided that the foregoing shall in no way affect full vesting of Restricted Stock upon a Change in Control);

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                            (vii) the termination of the Executive's employment
                  by the Company for Cause pursuant to Section 7(e);

                           (viii) A Spinoff occurring prior to September 30,
                  2000 (the "Outside Date"), an Abandoned Spinoff or a Sale Event, in all cases prior to a Change in Control, where

                                 (x) "Sale Event" shall mean that prior to the earliest of the Spinoff, an Abandoned Spinoff or the Outside Date, one or more closings occur that results in more than seventy-five percent (75%) of the assets constituting the Diversified Segment as of the date hereof being sold (or otherwise disposed of) to one or more persons or entities and/or distributed to shareholders through a dividend (but not including the Spinoff or an event which would be an Abandoned Spinoff); and

                                 (y) "Abandoned Spinoff" shall mean that (A) no Sale Event or Spinoff occurs prior to the Outside Date, (B) the Company publicly announces that its Board has abandoned the Spinoff, (C) Bearing Inspection, Inc., Atech Turbine Components, Inc., Huron Inc. or Rexair Inc. is sold by the Company other than as part of a Sale Event or the Company determines not to include any of such companies in the Spinoff, or (D) a transaction which would be a Spinoff occurs except that Executive is not Chairman and Chief Executive Officer of
                                 Newco at such time and the reason therefor is because Executive is incapable of performing the duties of such position as a result of physical or mental incapacity.

                  (b) Disability. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) months in any twelve (12) consecutive month period, the Company may terminate Executive's employment for Disability upon thirty (30) days prior written notice, by a Notice of

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Disability Termination, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out his duties as a result of the same or related physical or mental illness. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day notice period.

                  (c) Termination for Good Reason. A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 7(d) hereof). For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances: (i) any material diminution of Executive's then positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence or as otherwise provided in Section 2(a) hereof), or the assignment to Executive of duties or responsibilities (other than with regard to the Spinoff) that are inconsistent with Executive's then position, (ii) removal of, or the nonreelection of, the Executive from the positions with the Company specified herein except on or after September 15, 1999 and prior to a Change in Control; (iii) relocation of the Company's executive offices to a location more than twenty-five (25) miles from their locations on the Commencement Date; (iv) a failure by the Company, except as otherwise specifically provided herein, (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate on the Commencement Date (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and substantially the same level of criteria for achievability thereof as Executive participated in on the Commencement Date; (v) any material breach by the Company of any provision of this Agreement, including without limitation Section 11 hereof; (vi) Executive's removal from

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the Board; (vii) failure of any successor to assume in a writing delivered to
Executive upon the assignee becoming such, the obligations of the Company hereunder; or (viii) a failure of the Compensation Committee to grant the Executive awards of Restricted Stock in accordance with Section 4(b).

                  (d) Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Section 7(c)(ii) or (iii) the date may be two (2) days after the giving of such notice.

                  (e) Cause. Subject to the notification provisions of Section 7(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to
(i) willful misconduct by Executive with regard to the Company or its business which has a material adverse effect on the Company; (ii) the refusal of Executive to follow the proper written direction of the Board or the Chief Executive Officer, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board or the Chief Executive Officer; (iii) the Executive being convicted of a felony (other than a felony involving a motor vehicle) and either (x) exhausting all appeals without a reversal of the conviction or (y) commencing a term of incarceration in a house of detention;
(iv) the breach by Executive of any fiduciary duty owed by Executive to the Company which has a material adverse effect on the Company; or (v) Executive's material fraud with regard to the Company.

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                  (f) Notice of Termination for Cause. A Notice of Termination
for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. Further, a Notification for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds of the entire membership of the Board at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith opinion of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a Termination by the Company without Cause.

                  (g) The irrevocable direct pay letter of credit required to be delivered pursuant to Section 7(a)(vi) hereof shall be in amount equal to the amount the Executive would be entitled to under Section 8(c)(A)(i) and (ii) hereof if he were terminated without Cause upon the Change in Control (the "Occurrence") and have an expiration date of no less than two (2) years after the Occurrence. The Executive shall be entitled to draw on the letter of credit upon presentation to the issuing bank of a demand for payment signed by the Executive that states that (i) (A) a Good Reason event has occurred and the Executive would be entitled to payment under Section 8(c) of this Agreement if he elected to terminate employment for Good Reason or (B) six (6) months has expired since the Occurrence or (C) the Executive is entitled to payment under
Section 8(c) of this Agreement and (ii) assuming the event set forth in (i) entitled him to payment under Section 8(c) of this Agreement, the amount the Company would be indebted to him at the time of presentation under Section 8(c)(A)(i) and (ii) if he then was eligible to receive payments under Section 8(c). There shall be no other requirements (including no requirement that the Executive first makes demand upon the Company or that the Executive actually terminates employment) with regard to payment of the letter of credit. To the extent the letter of credit is not adequate to cover the amount owed to the Executive by the Company under this Agreement, is not submitted

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by the Executive or is not paid by the issuing bank, the Company shall remain liable to the Executive for the remainder owed the Executive pursuant to the terms of this Agreement. To the extent any amount is paid under the letter of credit it shall be a credit against any amounts the Company then or thereafter would owe to the Executive under Section 8(c) of this Agreement. The letter of credit shall be issued by a national money center bank with a rating of at least A by Standard & Poors Ratings Services. The Company shall bear the cost of the letter of credit.

                  8. Consequences of Termination of Employment. (a) Death. If Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement except for: (i) any compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6 (collectively "Accrued Amounts"), which amounts shall be promptly paid in a lump sum to Executive's estate; (ii) the product of (x) the target annual bonus for the fiscal year of the Executive's death, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which the Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives; (iii) any other amounts or benefits owing to the Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid in accordance with such plans and programs, provided that Executive shall be fully vested in his outstanding stock options and Restricted Stock of the Company; (iv) payment on a monthly basis of twelve
(12) months of Base Salary, which shall be paid to Executive's spouse, or if she shall predecease him, then to Executive's children (or their guardian if one is appointed) in equal shares; and (v) payment of the spouse's and dependent's COBRA coverage premiums to the extent, and so long as, they remain eligible for COBRA coverage, but in no event more than three (3) years. Section 11 hereof shall also continue to apply.

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                  (b) Disability. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death (other than life insurance benefits), provided that the payment of Base Salary shall be reduced by the projected amount he would receive under any long-term disability policy or program maintained by the Company during the twelve (12) month period during which Base Salary is being paid. Section 11 hereof shall also continue to apply.

                  (c) Termination by Executive for Good Reason or for any Reason During the Change in Control Protection Period or Termination by the Company without Cause. If (i) outside of the Change in Control Protection Period, Executive terminates his employment hereunder for Good Reason during the Employment Term, (ii) if a Change in Control occurs and during the Change in Control Protection Period Executive terminates his employment for any reason, or
(iii) if Executive's employment with the Company is terminated by the Company without Cause, Executive shall be entitled to receive (A) in a lump sum within five (5) days after such termination (i) three times Base Salary, (ii) three times the highest annual bonus paid or, if declared or earned but not yet paid for a completed fiscal year, payable to Executive for any of the previous three
(3) completed fiscal years by the Company and (iii) any Accrued Amounts at the date of termination; (B) any other amounts or benefits owing to Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid in accordance with such plans and programs, provided that Executive shall be fully vested in his outstanding stock options and Restricted Stock of the Company; (C) three years of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Executive); (D) three (3) years of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (E) payment by the Company of the premiums for the Executive and his

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dependents' health coverage for three (3) years under the Company's health plans which cover the senior executives of the Company or materially similar benefits. Payments under (E) above may at the discretion of the Company be made by continuing participation of Executive in the plan as a terminee, by paying the applicable COBRA premium for Executive and his dependents, or by covering Executive and his dependents under substitute arrangements, provided that, to the extent Executive incurs tax that he would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, he shall receive from the Company an additional payment in the amount necessary so that he will have no additional cost for receiving such items or any additional payment. In the circumstances described in each of (i) through (iv) above, Section 11 hereof shall also continue to apply.

                  (d) Termination with Cause or Voluntary Resignation without Good Reason. If Executive's employment hereunder is terminated (i) by the Company for Cause, or (ii) by Executive without Good Reason outside of the Change in Control Protection Period, the Executive shall be entitled to receive only his Base Salary through the date of termination, any bonus that has been declared or earned but not yet paid for a completed fiscal year, and any unreimbursed business expenses payable pursuant to Section 6. All other benefits (including, without limitation, restricted stock and options, and the vesting thereof) due Executive following such termination of employment shall be determined in accordance with the Company's plans and programs.

                  (e) Termination as a result of a Spinoff. If Executive's employment hereunder is terminated as a result of a Spinoff, (i) the Executive shall be entitled to receive his Accrued Amounts, except to the extent the obligations with regard to them are assumed by Newco, (ii) the Executive shall vest in his 1995 Restricted Stock grant, but forfeit all other Company Restricted Stock grants, (iii) the Executive shall be treated as if he had a Termination without Cause with regard to all his outstanding Company stock options and vest in them, but the exercise period of such stock options shall only extend to the later of January 15, 2000 or ninety (90) days after the termination event (the "Stock Option Treatment") (iv) the Executive's benefit accruals and Company obligations under the Long-Term Incentive Plan (the "LTIP") and the Supplemental Executive Retirement

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Plan (the "SERP"), as well as any other employment related entitlements shall be transferred to Newco and the Company shall have no further liability with regard to such amounts and entitlements and (v) the Executive shall receive a fiscal year 1999 bonus in accordance with the terms of the Annual Performance Incentive Plan (but with no requirement of employment on the date of payment), provided that, if the Spinoff occurs prior to the end of the 1999 fiscal year of the Company, the Executive shall receive a pro rata bonus based on the number of days during the fiscal year that he was employed by the Company and the bonus he would have received if employed by the Company at the end of the fiscal year of the Spinoff (the "1999 Bonus"). The Executive shall not be entitled to any other amounts or benefits from the Company, except as may become due pursuant to
Section 11 hereof with regard to indemnification or the Special Tax Provisions of Section 12 hereof or as required by law.

                  (f) Termination as a result of a Sale Event. If Executive's employment hereunder is terminated as a result of a Sale Event, (i) the Executive shall be entitled to receive his Accrued Amounts (ii) the Executive shall vest in all of his Company Restricted Stock, (iii) the Executive shall be entitled to the Stock Option Treatment, (iv) the Executive's benefit accruals under the LTIP shall immediately vest and be paid to him in a lump sum within ninety (90) days after the Sale Event and any LTIP contributions that thereafter are made with regard to the 1999 Bonus shall be promptly paid out to him after deposit, without in either case any regard to any requirement that he be employed by the Company on a specified date, (v) the Executive shall receive the 1999 Bonus based on the date of the Sale Event as if it was the date of the Spinoff, (vi) the Executive shall vest in his accrued benefit under the SERP and it shall be paid out at Retirement in accordance with the term of the SERP (the "SERP Treatment") and (vii) provided the Executive delivers and does not revoke the Release referred to in Section 9(b) hereof and fulfills his obligations under Section 13(b) hereof, the Executive shall be entitled to receive within thirty (30) days after the Sale Event a lump sum incentive payment equal to $1,500,000. The Executive shall not be entitled to any other amounts or benefits from the Company, except as may become due pursuant to Section 11 hereof with regard to indemnification or under the Special Tax Provision of Section 12 hereof or as required by law. The lump sum incentive payment shall not be treated as compensation for purposes of any incentive or benefit plan or arrangement.

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                  (g) Termination as a result of an Abandoned Spinoff. If
Executive's employment hereunder is terminated as a result of an Abandoned Spinoff, (i) the Executive shall be entitled to receive his Accrued Amounts (ii) provided the Executive delivers and does not revoke the Release referred to in
Section 9(b) hereof, the Executive shall fully vest in all of his Company Restricted Stock, (iii) provided the Executive delivers and does not revoke the Release referred to in Section 9(b) hereof, the Executive shall be entitled to his Stock Option Treatment, (iv) provided the Executive delivers and does not revoke the Release referred to in Section 9(b) hereof, the Executive shall be entitled to the SERP Treatment, (v) provided the Executive delivers and does not revoke the Release referred to in Section 9(b) hereof, the Executive's benefit entitlements under the LTIP (taking into consideration the bonuses described in clause (vi) below) shall immediately vest and shall be paid out to him in accordance with the terms of the LTIP (without regard to the employment requirement as a condition of payment) and (vi) the Executive shall be entitled to the 1999 Bonus and, if the Abandoned Spinoff is during fiscal 2000, provided the Executive delivers and does not revoke the Release referred to in Section 9(b) hereof, a pro rata fiscal 2000 bonus equal to the product of (x) the target annual bonus for fiscal 2000 (one hundred percent (100%) of Base Salary), multiplied by (y) a fraction, the numerator of which is the number of days of the 2000 fiscal year prior to the Abandoned Spinoff, and the denominator of which is 365, such pro rated fiscal year 2000 bonus to be paid out within ninety
(90) days of the Abandoned Spinoff. In addition, if prior to or within ninety
(90) days after an Abandoned Spinoff (other than as a result of reaching the Outside Date), the Company has entered into a definitive agreement or agreements to effect a sale or sales of assets which would result in the requirements of
Section 7(a)(viii)(x) being satisfied, upon the closing of such transactions such that the above criteria is satisfied prior to the Outside Date, based on such transactions and those that closed prior to the Abandoned Spinoff, the Company shall pay to Executive the incentive payment provided for in Section 8(f)(vii) provided the Executive satisfies the conditions of such subsection. The Executive shall not be entitled to any other amounts or benefits from the Company, except as may become due pursuant to Section 11 hereof with regard to indemnification or the Special Tax Provisions of Section 12 hereof or as otherwise required by law.

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                  9. No Mitigation; No Set-Off. (a) In the event of any
termination of employment under Section 8, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

                  (b) The Release required by Sections 8(f) and 8(g) shall be a release of the Company, its affiliates, officers, directors, employees, agents and shareholders in the standard form used by the Company for senior executives (but without release of any right of indemnifications or rights under this Agreement, equity grants or benefit plans that by their terms are intended to survive termination of Executive's employment).

                  10. Change in Control. For purposes of this Agreement, the term "Change in Control" shall mean (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two (2) consecutive years (not including any period prior to the Commencement Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company. In no event shall the Spinoff constitute a Change in Control for purposes of this Agreement.

                  11. Indemnification. (a) The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company and/or any affiliate of the Company, or is or was serving at the request of any of such companies as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law (or, if other than the Company, the law applicable to such company), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, member, fiduciary or agent, or is no longer employed by the applicable company, and shall inure to the benefit of his heirs, executors and administrators.

                  (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

                  (c) Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive and the giving by the Executive of any undertakings required by applicable law.

                  (d) Executive shall give the Company notice of any claim made against him for which indemnity will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

                  (e) With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

                                    (i) The Company will be entitled to
          participate therein at its own expense; and

                                    (ii) Except as otherwise provided below, to
          the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive. Executive also shall have the right to employ his own counsel in such action, suit or proceeding and the fees and expenses of such counsel shall be at the expense of the Company.

                  (f) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

                  (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

                  (h) The Company agrees to obtain Officer and Director liability insurance policies covering Executive and shall maintain at all times during the Employment Term coverage under such policies in the aggregate with regard to all officers and directors, including Executive, of an amount not less than $20 million. The Company shall maintain for a six (6) year period commencing on the date the Executive ceased to be an employee of the Company, Officer and Director liability insurance coverage for events occurring during the period the Executive was an employee or director of the Company in the same aggregate amount and under the same terms as are maintained for its active officers and directors. The phrase "in the same aggregate amount and under the same terms" shall include the same level of self-insurance by the Company as shall be maintained for active officers and directors.

                  12. Special Tax Provision. (a) Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive by the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Internal Revenue Code (the "Code") Section 280G(b)(2) or any person affiliated with the Company or such person) as a result of a change in ownership of the Company or a direct or indirect parent thereof covered by Code Section 280G(b)(2) (collectively, the "Covered Payments") is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to Executive an additional amount (the "Tax Reimbursement Payment") such that after payment by Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income or payroll tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 12 is that (a) the Executive, after paying his Federal, state and local income and payroll tax, will be in the same position as if he was not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 12 and (b) that Executive should never be "out-of-pocket" with respect to any tax or other amount subject to this Section 12, whether payable to any taxing authority or repayable to the Company, and this Section 12 shall be interpreted accordingly.

                  (b) Except as otherwise provided in Section 12(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                                    (i) such Covered Payments will be treated as
          "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants appointed prior to the change in ownership covered by Code
          Section 280G(b)(2) or legal counsel (reasonably acceptable to Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and the Executive) (the "Accountant"), deliver a written opinion to Executive, reasonably satisfactory to Executive's legal counsel, that Executive has a reasonable basis to claim that the Covered Payments (in whole or in part) (A) do not constitute "parachute payments", (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or (C) such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountants); and

                                    (ii) the value of any Covered Payments which
          are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of
          Section 280G of the Code.

                  (c) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed:

                                    (i) to pay federal, state, local income
                  and/or payroll taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and

                                    (ii) to have otherwise allowable deductions
                  for federal, state and local income and payroll tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income.

                  (d)(i)(A) In the event that prior to the time the Executive has filed any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred, the Accountant determines, for any reason whatever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, the Executive shall repay to the Company, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income and payroll tax imposed on the portion of the Tax Reimbursement Payment being repaid by the Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

                  (B) In the event that the determination set forth in (A) above is made by the Accountant after the filing by the Executive of any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, the Executive shall file at the request of the Company an amended tax return in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion (less any tax the Executive must pay on such interest and which he is unable to deduct as a result of payment of the refund).

                  (C) In the event the Executive receives a refund pursuant to
(B) above and repays such amount to the Company, the Executive shall thereafter file for refunds or credits by reason of the repayments to the Company.

                  (D) The Executive and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if the Executive's claim for refund or credit is denied.

                                    (ii) In the event that the Excise Tax is
later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

                                    (iii) In the event of any controversy with
the Internal Revenue Service (or other taxing authority) under this Section 12, subject to subpart (i)(D) above, the Executive shall permit the Company to control issues related to this Section 12 (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany him and the Executive and his representative shall cooperate with the Company and its representative.

                                    (iv) With regard to any initial filing for a
refund or any other action required pursuant to this Section 12 (other than by mutual agreement) or, if not required, agreed to by the Company and the Executive, the Executive shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at the sole discretion of the Executive.

                  (e) The Tax Reimbursement Payment, or any portion thereof payable by the Company shall be paid not later than the fifth (5th) day following the determination by the Accountant and any payment made after such fifth (5th) day shall bear interest at the rate provided in Section 1274(b)(2)(B) of the Code). The Company shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, the Company shall pay the Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by the Executive, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

                  (f) The Company shall be responsible for all charges of the Accountant and if (e) is applicable the reasonable charges for the opinion given by Executive's counsel.

                  (g) The Company and the Executive shall mutually agree on and promulgate further guidelines in accordance with this Section 12 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with
Section 12(d)(i)(D) hereof.

                  (h) In no event shall this provision apply with regard to any change in ownership of Newco covered by Code Section 280G(b)(2) after the Spinoff.

                  13.      Other Provisions.

                  (a) Upon the Spinoff, Sale Event or Abandoned Spinoff, Executive hereby resigns as an officer (if he has not already resigned pursuant to Section 1 hereof), director and employee of the Company and its subsidiaries and affiliates (other than, in the case of a Spinoff of Newco and those entities that become part of Newco), as well as a fiduciary or trustee of any benefit plan or similar arrangement of the Company and its subsidiaries and affiliates (other than, in the case of a Spinoff, as a fiduciary or trustee of any benefit plan or similar arrangement of Newco and those entities that became part of Newco). Upon request of the Company at such time Executive shall execute such documents as necessary to additionally document the foregoing.

                  (b) Executive shall fully cooperate with the Company in connection with the Spinoff or Sale Event, provided, however, he shall not be obligated to work for an acquirer after any Sale Event.

                  (c) Executive agrees that upon a Spinoff, Sale Event or other termination of employment he shall promptly return to the Company all Company property or confidential information in his possession, except to the extent, in the case of a Spinoff, where such property or information is transferred to Newco. Executive further agrees that following a Spinoff, Sale Event or termination, he will cooperate and provide information to the Company with regard to matters arising during his period of employment with the Company or its predecessors, including with regard to any litigation related to such periods; provided that the Company shall reimburse him for his reasonable out-of-pocket expenses incurred in connection therewith.

                  (d) Executive agrees that upon a Spinoff he will serve as Chairman and Chief Executive Officer of Newco unless he is incapable of doing so because of physical or mental incapacity. Refusal of the Executive to comply with the foregoing sentence shall be deemed to be a voluntary resignation without Good Reason by him under this Agreement and all equity plans and grants.

                  14. Legal and Other Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, unless the claim by the Executive is found to be frivolous by any court or arbitrator.

                  15.      Miscellaneous.

                  (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

                  (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive with respect thereto, including the

Old Employment Agreement, provided that: (i) any option or restricted stock agreements executed by the Company and Executive and in effect prior to the Commencement Date shall be superceded only to the extent the terms thereof are modified herein and (ii) the provisions of Section 11 of the Old Employment Agreement shall not be superceded as they relate to obligations of Hanson Industries and Hanson PLC. This Agreement, however, is in addition to the Employment Agreement being signed simultaneous herewith by the Company and the Executive that will become effective upon the Spinoff. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                  (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

                  (d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an acquiror of all or substantially all of the assets of the Company, provided such acquiror promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption.

                  (e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

                  (f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two (2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Senior Vice President, General Counsel and Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

                  (g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  (h) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

                  (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  (j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the ____ day of May, 1999.

                                       U.S. INDUSTRIES, INC.

                                       By:
                                          -----------------------------------
                                          Name:
                                          Title:

                                       --------------------------------------
                                       John G. Raos